NEWS RELEASE

Nalco Company
1601 West Diehl Road
Naperville, IL 60563-1198
www.nalco.com

Media Contact: Charlie Pajor
630 305 1556
cpajor@nalco.com

Investor Contact: Mike Bushman
630 305 1025
mbushman@nalco.com

Date: October 31, 2006
Nalco Reports Strong Sales, Earnings Growth
(Naperville, Illinois) Nalco Holding Company (NYSE:NLC) today announced strong third quarter sales and earnings growth. Third quarter sales increased to $915.4 million, up 9.7 percent from year-earlier revenues of $834.9 million. Net earnings increased more than 75 percent to $30.7 million from 2005 third quarter earnings of $17.4 million. Diluted earnings per share were 21 cents compared to 12 cents in the prior-year period.

Earnings include after-tax charges of $8.4 million for business process optimization, reimbursed benefit plan contributions and unusual charges versus $2.9 million for the same items in the third quarter of 2005. Without these charges, third quarter earnings per share would have been 27 cents compared to 14 cents a year ago. (See Attachment 7A)

Adjusted EBITDA, which is used to determine compliance with the Company’s debt covenants, increased 11.3 percent to $183.1 million from $164.5 million in the third quarter of 2005. Year-to-date adjusted EBITDA is up 10.7 percent, on track to reach the Company’s 12 percent growth target for the year. Free Cash Flow, defined as cash flow from operations less net capital expenditures and minority interest charges, was $117.5 million. During the quarter, Nalco repaid $114 million of bank loan debt.

For the third quarter, sales growth of 9.7 percent included 4.0 percent real growth, 3.8 percent price improvement and 1.9 percent foreign currency benefit.

Energy Services again led Nalco’s growth efforts, delivering its third straight quarter of 15 percent or better organic revenue growth. Industrial and Institutional Services (I&IS) sales grew 5.1 percent organically, with the largest sales increases coming from customers in the global marine, Asian mining and North American food, beverage and chemical markets - as well as across Latin America, Eastern Europe, the Middle East and Africa. Paper Services grew 2.1 percent organically.

Price improvement played the primary role in margin expansion in both Energy Services and I&IS. Since costs began escalating in the third quarter of 2004, purchased material and freight increases have totaled about $270 million across the Company. Price actions since that time have recovered about $261 million. During the third quarter, price contributed about $31 million to improvement from the prior year, while purchased material and freight costs increased $18 million over that same period.

“We expect total price capture for Nalco to catch up to total external cost increases by year end. Our Paper business continues to lag behind in offsetting the cost spikes that have harmed margins in that business. We have announced a price increase for Paper that will begin taking effect tomorrow to help restore some lost margin,” said Dr. William H. Joyce, Chairman and Chief Executive Officer. “Since the beginning of the year, Energy Services has made good progress in covering costs with price and in delivering double-digit real growth. This business should pass the $1 billion mark in sales before year-end.”

Cost savings efforts have not kept pace with earlier projections. “I am disappointed with the results of some of our major cost reduction programs - particularly the pace of implementation of our European customer service center and a major program to improve our order entry process,” Dr. Joyce said. “Both of these projects continue to look very attractive and are expected to deliver the savings we originally forecast. However, the time to implement these projects has run longer than our expectations.”

Nalco’s effective tax rate expectation for the year has been further reduced to 37.4 percent. The year-to-date tax rate now stands at 36.8 percent, after a third quarter rate of 33.3 percent. The rate changes added 2 cents to third quarter earnings per share and are expected to add an additional 1 cent to fourth quarter results from most recent expectations. “We continue to make solid progress in establishing the right structures for our business,” Dr. Joyce said. “Looking into 2007 and beyond, we expect our tax rate to stay at or below our 2006 projected rate, with reductions in our ongoing cash tax obligations as well.”

Year-to-date Results and Forecast

Through nine months, Nalco sales of $2.66 billion are up 8.5 percent from $2.45 billion in the first three quarters of 2005, including real growth of 3.7 percent and 4.5 percent price improvement. At $61.0 million, net earnings are more than double September 2005 year-to-date earnings of $22.6 million. Diluted earnings per share stand at 42 cents compared to 15 cents last year.

Earnings include after-tax charges of $17.9 million for business process optimization, reimbursed benefit plan contributions and unusual charges versus $19.3 million for the same items in the first nine months of 2005. Without these charges, earnings per share for the nine months ended September 30 would have been 54 cents compared to 29 cents in the same period of 2005. (See Attachment 7B)

Year-to-date Adjusted EBITDA of $487.1 million is up 10.7 percent compared to $440.0 million in the year-ago period.

“We expect fourth quarter results to be modestly ahead of the third quarter, providing the 3 percent sequential improvement needed to deliver on our targeted 12 percent growth in Adjusted EBITDA this year. This would put the fourth quarter 15 percent ahead of the same quarter of 2005. In addition to not repeating raw material cost spikes and sales losses from last year’s hurricanes, we expect real growth, price and cost improvement programs to help us reach our fourth quarter and full year targets,” Dr. Joyce said.

Sales for the year should exceed the 7 percent growth targeted earlier. Earnings per share are expected to end consistent with prior guidance, with somewhat higher business process optimization charges expected to largely offset the benefits of lower taxes. On balance, these impacts are likely to result in diluted earnings per share of approximately 65 cents after deducting the equivalent of about 5 cents per share in business process optimization charges.

Free Cash Flow remains targeted at $170 million, with year-to-date Free Cash Flow at $138.1 million.

Conference call

Nalco will discuss third quarter results in a conference call and Webcast to be held on Wednesday, Nov. 1, at 10:00 a.m. ET. Information on the conference call and Webcast is available on our Web site at www.nalco.com.

About Nalco

Nalco is the leading provider of integrated water treatment and process improvement services, chemicals and equipment programs for industrial and institutional applications. The Company currently serves more than 70,000 customer locations representing a broad range of end markets. It has established a global presence with more than 10,900 employees operating in 130 countries supported by a comprehensive network of manufacturing facilities, sales offices and research centers. In 2005, Nalco achieved sales of more than $3.3 billion.

Several non-GAAP measures are discussed in today’s press release. Management believes that discussion of these measures provides investors with additional insight into the ongoing operations of Nalco Holding Company. Non-GAAP measures are reconciled to the closest GAAP measure in schedules attached to this press release, which may also be found at www.nalco.com. Adjusted EBITDA is a non-GAAP measure used to determine compliance with the Company’s debt covenants. Reconciliation to net earnings is included in Attachment 5. Free Cash Flow is reconciled on Attachment 6 to Cash from Operations as shown on Nalco’s Cash Flow Statement, and is defined as Cash from Operations less Capital Expenditures and Minority Interest charges. Adjustments to net earnings are identified in Attachments 7A and 7B. The adjustments represent those items included in Nalco’s income statement that are either one-time in nature, support incremental cost reduction programs, or - in the case of the profit-sharing reimbursements by our former owner - are unusual when compared to other companies. In addition, Nalco discusses sales growth in terms of nominal (actual), organic (nominal less foreign currency and acquisition/divestiture/merger/joint venture impacts), and real (organic growth less that portion of the growth which consists of price increases that simply pass along higher purchased material and freight costs). The non-GAAP measures should not be viewed as alternatives to GAAP measures of performance. Furthermore, these measures may not be consistent with similar measures provided by other companies.

This news release includes forward-looking statements, reflecting current analysis and expectations, based on what are believed to be reasonable assumptions. Forward-looking statements may involve known and unknown risks, uncertainties and other factors, which may cause the actual results to differ materially from those projected, stated or implied, depending on many factors, including, without limitation: ability to generate cash, ability to raise capital, ability to refinance, the result of the pursuit of strategic alternatives, ability to execute work process redesign and reduce costs, ability to execute price increases, business climate, business performance, economic and competitive uncertainties, higher manufacturing costs, reduced level of customer orders, changes in strategies, risks in developing new products and technologies, environmental and safety regulations and clean-up costs, foreign exchange rates, the impact of changes in the regulation or value of pension fund assets and liabilities, changes in generally accepted accounting principles, adverse legal and regulatory developments, including increases in the number or financial exposures of claims, lawsuits, settlements or judgments, or the inability to eliminate or reduce such financial exposures by collecting indemnity payments from insurers, the impact of increased accruals and reserves for such exposures, weather-related factors, and adverse changes in economic and political climates around the world, including terrorism and international hostilities, and other risk factors identified by the Company. Accordingly, there can be no assurance that the Company will meet future results, performance or achievements expressed or implied by such forward-looking statements. This paragraph is included to provide safe harbor for forward-looking statements, which are not generally required to be publicly revised as circumstances change, and which the Company does not intend to update.

Attachments

1.	Condensed Consolidated Balance Sheets (Unaudited)
2.	Condensed Consolidated Statements of Operations (Unaudited)
3.	Condensed Consolidated Statements of Cash Flows (Unaudited)
4.	Segment Information (Unaudited)
5.	EBITDA and Adjusted EBITDA (Unaudited)
6.	Free Cash Flow (Unaudited)
7.	Share Base and Earnings Per Share (Unaudited)

NALCO COMPANY

Nalco Holding Company  and Subsidiaries
Condensed Consolidated Balance Sheets
(dollars in millions)
	(Unaudited)
	September 30,	December 31,
	2006	2005
Assets
Current assets:
Cash and cash equivalents	$42.9	$30.8
Accounts receivable, less allowances of $20.3 in 2006 and $16.6 in 2005	665.3	622.3
Inventories:
Finished products	261.7	242.6
Materials and work in process	76.8	70.6
	338.5	313.2
Prepaid expenses, taxes and other current assets	63.6	83.1
Total current assets	1,110.3	1,049.4

Property, plant, and equipment, net	733.1	755.3
Intangible assets:
Goodwill	2,257.3	2,196.7
Other intangibles, net	1,183.2	1,227.5
Other assets	309.1	323.5
Total assets	$5,593.0	$5,552.4

Liabilities and shareholders’ equity
Current liabilities:
Accounts payable	$271.0	$285.4
Short-term debt	141.7	22.6
Other current liabilities	280.2	235.2
Total current liabilities	692.9	543.2

Other liabilities:
Long-term debt	3,060.0	3,244.2
Deferred income taxes	334.7	353.0
Accrued pension benefits	393.5	416.4
Other liabilities	279.8	278.9

Minority interests	14.1	11.2
Shareholders’ equity	818.0	705.5
Total liabilities and shareholders’ equity	$5,593.0	$5,552.4

ATTACHMENT 1

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Operations
(Unaudited)
  (dollars in millions, except per share amounts)

	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005

Net sales	$915.4	$834.9	$2,655.8	$2,448.8
Operating costs and expenses:
Cost of product sold	502.3	457.9	1,469.0	1,351.0
Selling, administrative, and research expenses	277.5	252.3	823.6	773.3
Amortization of intangible assets	17.6	20.3	52.4	61.4
Business optimization expenses	3.0	3.5	8.6	21.3
Total operating costs and expenses	800.4	734.0	2,353.6	2,207.0

Operating earnings	115.0	100.9	302.2	241.8

Other income (expense), net	0.1	(0.1)	(0.6)	(3.6)
Interest income	2.4	2.1	6.4	6.2
Interest expense	(68.9)	(65.8)	(203.3)	(192.7)

Earnings before income taxes and minority interests	48.6	37.1	104.7	51.7

Income tax provision	16.2	18.1	38.5	24.7

Minority interests	(1.7)	(1.6)	(5.2)	(4.4)
Net earnings	$30.7	$17.4	$61.0	$22.6

Net earnings per share:
Basic	$0.21	$0.12	$0.43	$0.16
Diluted	$0.21	$0.12	$0.42	$0.15
Weighted-average shares outstanding (millions):
Basic	143.0	141.7	142.9	141.7
Diluted	146.6	146.6	146.6	146.6

ATTACHMENT 2

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)
(dollars in millions)
	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005

Operating activities
Net earnings	$61.0	$22.6
Adjustments to reconcile net earnings to net cash provided by operating activities:
Depreciation	97.5	100.0
Amortization	52.4	61.4
Amortization of deferred financing costs and accretion of senior discount notes	32.5	30.1
Other, net	(20.7)	13.1
Changes in operating assets and liabilities	(19.8)	(55.1)
Net cash provided by operating activities	202.9	172.1

Investing activities
Purchase price adjustment on acquisition of Ondeo Nalco Group	-	(3.2)
Additions to property, plant, and equipment, net	(59.6)	(45.3)
Other	2.0	0.9
Net cash used for investing activities	(57.6)	(47.6)

Financing activities
Changes in short-term debt, net	29.3	1.7
Proceeds from long-term debt	-	24.1
Repayments of long-term debt	(159.5)	(130.8)
Other	(3.4)	(5.6)
Net cash used for financing activities	(133.6)	(110.6)
Effect of exchange rate changes on cash and cash equivalents	0.4	(0.5)
Increase in cash and cash equivalents	12.1	13.4
Cash and cash equivalents at beginning of period	30.8	33.3
Cash and cash equivalents at end of period	$42.9	$46.7

ATTACHMENT 3

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Segment Information
(Unaudited)
(dollars in millions)

Net sales by reportable segment were as follows:

	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005

Industrial and Institutional Services	$406.3	$379.5	$1,174.1	$1,098.0
Energy Services	267.1	223.4	772.7	655.5
Paper Services	181.1	173.9	535.0	520.1
Other	60.9	58.1	174.0	175.2
Net sales	$915.4	$834.9	$2,655.8	$2,448.8

The following table presents direct contribution by reportable segment and reconciles the total segment direct contribution to earnings before income taxes and minority interests:

	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005
Segment direct contribution:
Industrial and Institutional Services	$98.7	$87.5	$263.6	$235.9
Energy Services	58.0	42.8	161.2	125.5
Paper Services	28.6	30.8	81.2	88.3
Other*	(15.2)	(14.2)	(49.5)	(48.3)
Capital charge elimination	19.4	19.8	57.5	59.2
Total segment direct contribution	189.5	166.7	514.0	460.6

Expenses not allocated to segments:
Administrative expenses	53.9	42.0	150.8	136.1
Amortization of intangible assets	17.6	20.3	52.4	61.4
Business optimization expenses	3.0	3.5	8.6	21.3
Operating earnings	115.0	100.9	302.2	241.8
Other income (expense), net	0.1	(0.1)	(0.6)	(3.6)
Interest income	2.4	2.1	6.4	6.2
Interest expense	(68.9)	(65.8)	(203.3)	(192.7)
Earnings before income taxes and minority interests	$48.6	$37.1	$104.7	$51.7

*Includes certain costs not allocated to segments, but deducted in arriving at direct contribution.

ATTACHMENT 4

NALCO COMPANY

Nalco Holding Company and Subsidiaries
EBITDA and Adjusted EBITDA (Unaudited)
(dollars in millions)

	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005

Net earnings	$30.7	$17.4	$61.0	$22.6
Income tax provision	16.2	18.1	38.5	24.7
Interest expense, net of interest income	66.5	63.7	196.9	186.5
Depreciation	32.8	33.3	97.5	100.0
Amortization	17.6	20.3	52.4	61.4
EBITDA	163.8	152.8	446.3	395.2

Business optimization expenses	3.0	3.5	8.6	21.3
Asset write-offs	0.3	-	1.4	4.9
Profit sharing expense funded by Suez	4.9	(0.6)	12.4	4.9
Pension settlement	-	-	0.4	-
Franchise taxes	0.9	0.6	2.4	1.9
Non-cash rent expense	2.6	2.6	3.4	3.4
Non-wholly owned entities	0.8	1.3	3.1	1.6
Loss on sale of fixed assets, net of expenses	1.7	2.6	2.3	3.7
Other unusual charges	5.1	1.7	6.8	3.1
Adjusted EBITDA	$183.1	$164.5	$487.1	$440.0

ATTACHMENT 5

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Free Cash Flow
(Unaudited)
(dollars in millions)

	Three Months ended September 30, 2006	Three Months ended September 30, 2005	Nine Months ended September 30, 2006	Nine Months ended September 30, 2005
Net cash provided by operating activities	$141.3	$142.4	$202.9	$172.1
Minority interests	(1.7)	(1.6)	(5.2)	(4.4)
Additions to property, plant, and equipment, net	(22.1)	(20.3)	(59.6)	(45.3)
Free cash flow	$117.5	$120.5	$138.1	$122.4

ATTACHMENT 6

NALCO COMPANY

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Three Months ended September 30, 2006		Three Months ended September 30, 2005
		Actual	Per Share*	Actual	Per Share*
Net earnings		$30.7	$0.21	$17.4	$0.12

Net earnings was reduced (increased) by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$2.0	$0.01	$2.4	$0.02
Profit sharing expense funded by Suez	COGS/SGA	3.1	0.02	(0.6)	-
Other unusual charges	COGS/SGA/OIOE	3.3	0.02	1.1	0.01
		$8.4		$2.9

Memo Only
Net earnings was reduced (increased) by the following items (before tax):
Business optimization expenses	Bus Opt Exp	$3.0	$0.02	$3.5	$0.02
Profit sharing expense funded by Suez	COGS/SGA	4.9	0.03	(0.6)	-
Other unusual charges	COGS/SGA/OIOE	5.1	0.03	1.7	0.01
		$13.0		$4.6

Weighted-average of shares outstanding (millions):
Basic		143.0		141.7
Diluted		146.6		146.6

* Diluted

ATTACHMENT 7A

Nalco Holding Company and Subsidiaries
Earnings Per Share and Share Base
(Unaudited)
(dollars in millions, except per share data)

		Nine Months ended September 30, 2006		Nine Months ended September 30, 2005
		Actual	Per Share*	Actual	Per Share*
Net earnings		$61.0	$0.42	$22.6	$0.15

Net earnings was reduced by the following items (after tax):
Business optimization expenses	Bus Opt Exp	$5.5	$0.04	$14.3	$0.10
Profit sharing expense funded by Suez	COGS/SGA	8.0	0.05	3.0	0.02
Other unusual charges	COGS/SGA/OIOE	4.4	0.03	2.0	0.01
		$17.9		$19.3

Memo Only
Net earnings was reduced by the following items (before tax):
Business optimization expenses	Bus Opt Exp	$8.6	$0.06	$21.3	$0.15
Profit sharing expense funded by Suez	COGS/SGA	12.4	0.08	4.9	0.03
Other unusual charges	COGS/SGA/OIOE	6.8	0.05	3.1	0.02
		$27.8		$29.3

Weighted-average of shares outstanding (millions):
Basic		142.9			141.7
Diluted		146.6			146.6

* Diluted

ATTACHMENT 7B